Exhibit 99.1

Egalet Announces Issuance of U.S. Patents Covering Guardian™ Technology and Product Candidates

Wayne, Penn. — May 19, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and marketing innovative pain treatments, today announced the issuance of patents by the U.S. Patent and Trademark Office (USPTO) covering Egalet’s product candidates and the company’s proprietary Guardian Technology. The following patents were issued:

•                  U.S. patent No. 8,877,241 titled “Morphine controlled release system,”

•                  U.S. patent No. 9,005,660 titled “Immediate release composition resistant to abuse by intake of alcohol”; and

•                  U.S. patent No. 9,023,394 titled “Formulations and methods for the controlled release of active drug substances.”

“These recently issued patents augment our intellectual property portfolio protecting our proprietary Guardian Technology as well as our abuse-deterrent product candidates,” said Bob Radie, president and chief executive officer of Egalet. “We will continue to add patent coverage to strengthen our patent position which in some cases extends to 2033.”

Egalet currently has been granted 12 U.S. patents and 77 patents outside of the United States that cover Guardian Technology and its product candidates.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative pain treatments. The Company has two approved products: OXAYDO™ (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Full additional information on Egalet, please visit www.egalet.com.

Please see full prescribing information for OXAYDO at www.oxaydo.com and full prescribing information for SPRIX at www.sprix.com.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; our ability to obtain regulatory approval of our product candidates; ability to have third parties manufacture our products; competitive factors; our ability to find and hire qualified sales professionals; general market conditions; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
 Tel: 917-432-9275